Exhibit 3.2

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:32 PM 07/29/2020

FILED 01:32 PM 07/29/2020

SR 20206471323 - File Number 3386812

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Wizard Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”) does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the current Amended and Restated Certificate of Incorporation of this Corporation as amended be further amended by changing Article I so that, as amended, Article I shall be and read in its entirety as follows:

“The name by which the corporation is to be known is Wizard Brands, Inc. (the “Corporation”).”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and that said amendment was not adopted or otherwise approved by the shareholders of the Corporation since such approval is not required pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware since said amendment was for the sole purpose of changing the name of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 29th day of July, 2020.

By:	/s/ John D. Maatta
Authorized Officer
Title:	Chief Executive Officer
Name:	John D. Maatta